                                                                     Exhibit 4.2

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PRIVATE INDENTURE FOR A PUBLIC PRIMARY OFFERING OF SIMPLE, NON-CONVERTIBLE
DEBENTURES, ISSUED IN TWO SERIES, AGAINST THE UNSECURED DEBT OF TELEMAR NORTE LESTE S.A.

                                     BETWEEN

                            TELEMAR NORTE LESTE S.A.
                                     Issuer

                                       AND

                           PLANNER TRUSTEE DTVM LTDA.
                   Trustee representing the Debenture Holders

                                   ----------

                                      Date
                                  March 9, 2006

                                   ----------

================================================================================

PRIVATE INDENTURE FOR A PUBLIC PRIMARY OFFERING OF SIMPLE, NON-CONVERTIBLE DEBENTURES, ISSUED IN TWO SERIES, AGAINST THE UNSECURED DEBT OF TELEMAR NORTE LESTE S.A.

By means of this legal instrument, on the one hand,

(a) TELEMAR NORTE LESTE S.A., a public company based in the city of Rio de Janeiro, in the state of Rio de Janeiro, at Rua General Polidoro no. 99 - 5th floor, Botafogo, CEP 22280-004, with CNPJ/MF registration no. 33.000.118/0001-79, represented herein under the terms of its by-laws (the "Issuer");

and, on the other,

(b) PLANNER TRUSTEE DTVM LTDA., an institution, authorized to operate by the Brazilian Central Bank, based in the city of Sao Paulo, in the state of Sao Paulo, at Avenida Paulista no. 2,439 - 11th floor, with CNPJ/MF registration no. 67.030.395/0001-46, representing collectively the underwriters or purchasers of the debentures that are the object of the present issue (the "Debenture Holders"), represented herein under the terms of its by-laws (the "Trustee"), do hereby, under the terms of the prevailing legislation, sign the present Private Indenture for a Public Primary Offering of Simple, Non-Convertible Debentures, Issued in Two Series, against the Unsecured Debt of Telemar Norte Leste S.A. (the "Indenture"), in accordance with the following clauses and conditions:

                                    CLAUSE I
                                  AUTHORIZATION

The present Indenture is consummated based on the decisions taken at the Extraordinary General Meeting of the Shareholders held on March 7, 2006 (the "EGM").

                                    CLAUSE II
                                  REQUIREMENTS

The Primary Offering, by the Issuer, of simple, non-convertible Debentures, issued in 2 (two) series, against the company's unsecured debt, for public distribution (the "Issue" and the "Debentures", respectively), will be carried out in accordance with the following requirements:

2.1  REGISTRATION AT THE BRAZILIAN SECURITIES COMMISSION

2.1.1 The public distribution of the Debentures (the "Issue") will be registered with the Brazilian Securities Commission (the "CVM") in compliance with the provisions of Law no. 6,385, of December 7, 1976, of Law no. 6,404 of December 15, 1976 ("Brazilian Corporate Legislation"), of CVM Resolution no. 400, of December 29, 2003 ("CVM Resolution 400"), and all other applicable legal and regulatory provisions.

2.1.2 The Issue that is the object of this Indenture is the first to be carried out under the Issuer's Initial Program for the Distribution of Marketable Securities (the "Program"), which has an established duration of 2 (two) years and ceiling of R$3,000,000,000 (three billion reais), filed with the CVM on December 19, 2005, under registration no. CVM/SRE/PRO/2005/011, under the terms of CVM Resolution 400.

2.2  FILING WITH THE BOARD OF TRADE AND PUBLICATION OF THE MINUTES

The minutes of the EGM will be filed with the Board of Trade of the state of Rio de Janeiro ("BOTRJ") and published in the periodicals Official Gazette of the State of Rio de Janeiro and Valor Economico. Copies of said filed and registered minutes will be sent to the CVM and to the Fiduciary Agent prior to the concession of the registration referred to in item 2.1 above. The defined remuneration of the Debentures will be approved at a meeting of the company's Supervisory Board of Directors ("MSB"), yet to be held, the minutes of which are to be published in the aforementioned periodicals and filed with the BOTRJ.

2.3  REGISTRATION OF THE INDENTURE WITH THE BOTRJ

This Indenture and any subsequent amendments will be registered with the BOTRJ, in compliance with the provisions of article 62 of Brazilian Corporate Legislation.

2.4  REGISTRATION WITH THE NATIONAL ASSOCIATION OF INVESTMENT BANKS

The Issue will be registered with the National Association of Investment Banks and Security Dealers ("ANBID") within 15 (fifteen) days of the concession date of the respective registration with the CVM, under the terms of ANBID's Self-Regulatory Code for Public Offerings of the Distribution and Acquisition of Marketable Securities, of September 22, 2005 ("ANBID's Self-Regulatory Code").

2.5  REGISTRATION FOR PLACEMENT AND TRADING

2.5.1 The Debentures will be registered for distribution in the primary market, through: (i) the System for the Distribution of Securities ("SDS"), with the financial settlement of the distribution handled by the CETIP - Clearing House for Custody and Financial Settlement ("CETIP"); and (ii) the BovespaFix Trading System ("BovespaFix"), of the Sao Paulo Stock Exchange - BOVESPA ("Bovespa"), subject to the clearing and settlement supervision of the CBLC - Brazilian Company for Financial Settlement and Custody ("CBLC"), in full observance of the trading standards and procedures of these systems.

2.5.2 The Debentures will be registered for trading in the secondary market, through: (i) the National System for Debentures ("SND"), with financial settlement of the trading of the Debentures and their custody handled by the CETIP; and (ii) the BovespaFix, with trading settlement and custody of the Debentures handled by the CBLC.

                                   CLAUSE III
                          CHARACTERISTICS OF THE ISSUE

3.1  SEQUENCE OF THE ISSUE

The present Issue represents the first public issuing of debentures by the Issuer, being the first to be carried out under the Program.

3.2  TOTAL AMOUNT OF THE ISSUE

The total amount of the Issue is R$1,600,000,000 (one billion, six hundred million reais), as at the Issue Date (as determined in item 4.1.1. below).

3.3  NUMBER OF SERIES

The Issue was conducted in 2 (two) series, amounting to R$1,200,000,000 (one billion, two hundred million reais), at the Issue Date, in 1st (first) Series Debentures ("Debentures of the 1st Series"), and R$400,000,000 (four hundred million reais), at the Issue Date, in 2nd (second) Series Debentures ("Debentures of the 2nd Series")".

3.4  DISTRIBUTION AND PLACEMENT OF THE DEBENTURES

3.4.1 The Debentures will be offered for public distribution, and will be allocated in return for a firm commitment, through the intermediation of financial institutions that are members of the Brazilian system for the distribution of securities, using the CETIP SDT system and the BovespaFix trading system, subject to clearing and settlement supervision by the CBLC, and in accordance with the terms and conditions stipulated in the "Private Contract for the Coordination, Distribution and Public Placement of Simple Debentures, through the Firm Commitment Underwriting of a Primary Offering by Telemar Norte Leste S.A.", to be signed by the Issuer, Banco do Brasil - Banco de Investimento S.A., Banco Citibank S.A., Banco Bradesco S.A., Banco Itau BBA S.A, Banco ABN AMRO Real S.A. and Banco Pactual S.A. (the "Placement Contract"), as described in the Supplement (defined below).

3.4.2 The public placement of the Debentures will only begin after the concession of the registration of the Offering by the CVM, the publication of the announcement of the Offer, and when the Prospectus and Supplement have been made available to investors.

3.4.3 In accordance with the provisions of item 3.5 below, the partial distribution of the Debentures of either of the Series is not acceptable, and the Offer will only be completed upon the subscription and paying up of the full quantity of Debentures distributed in this Offer, during the Placement Period, as defined in the Placement Contract.

3.4.4 The Issuer's current shareholders will not be given any preference in subscribing to the Debentures.

3.4.5 The Debentures of the 2nd Series will only be placed once all the Debentures of the 1st Series have been placed.

3.5  SUPPLEMENTARY LOT OPTION

3.5.1 The Issuer has the option to increase the quantity of Debentures to be issued under this Indenture by up to 20% (twenty percent), in relation to the quantity initially provided for, without needing to make a further registration application to the CVM. Furthermore, the Issuer grants the Coordinators (as defined in the Placement Contract) the option of increasing the quantity of Debentures to be distributed by means of a supplementary lot, under the terms of article 24 of CVM Resolution 400.

3.5.2 Should there be an increase over the number Debentures originally offered, through the Issuer and/or the Coordinators exercising the option provided for in item 3.5.1 above, the present Indenture should be amended, so as to indicate the quantity of Debentures effectively issued.

3.5.3 The Debentures issued under the provisions of this item 3.5 will be placed under a Best Efforts Commitment by the Coordinators.

3.6  ISSUE CEILING

3.6.1 The Issue is within the limits laid down in the heading and 1st paragraph of article 60 of the Brazilian Corporate Legislation, since the capital stock of the Issuer, at the Issue Date (as determined in item 4.1.1 below) amounted to R$7,120,864,712.98 (seven billion, one hundred and twenty million, eight hundred and sixty-four thousand, seven hundred and twelve reais and ninety-eight centavos) and the total amount of the Issue, at the Issue Date, was R$1,600,000,000 (one billion, six hundred million reais), as shown in the table below:

Total amount of the Issue at the Issue Date       R$   1,600,000,000
Capital stock of the Issuer as at Dec. 31, 2005   R$7,120,864,712.98

3.6.2 The total amount of the Issue is within the maximum limit of the Program, which was set at R$3,000,000,000 (three billion reais).

3.7  REPRESENTATIVE BANK AND DEPOSITORY INSTITUTION

The representative bank and depositary institution for this Issue will be Banco Bradesco S.A. (the "Representative Bank").

3.8  APPLICATION OF THE FUNDS

3.8.1 The funds obtained by the Issuer from this Placement, including those obtained through exercising the option described in item 3.5 above, will be applied, in accordance with Brazilian Corporate Legislation, to the settlement of debt, notably payment to Tele Norte Leste Participacoes S.A. ("TNL") with regard to their Primary Offering of Debentures and to ABN with regard to tranche C of the Contract for the Acquisition of Notes, as shown in the table below:

                             AMOUNT (R$)
        SOURCES           AT THE ISSUE DATE    %
        -------           -----------------   ---
Debentures - 1st Series     1,200,000,000      75%
Debentures - 2nd Series       400,000,000      25%
                            -------------     ---
Total                       1,600,000,000     100%
                            =============     ===

                                          AMOUNT (R$)
                USES                   AT SEPT. 30, 2004    %
                ----                   -----------------   ---
Primary Offering of TNL Debentures       1,312,000,000      82%
Acquisition of Notes - ABN Tranche C       288,000,000      18%
                                         -------------     ---
Total                                    1,600,000,000     100%
                                         =============     ===

3.9  ISSUER'S CORPORATE PURPOSE

According to the heading and subsections I to VII of the single paragraph of article 2 of the Issuer's by-laws, the corporate functions of the Issuer are:
(i) the providing of telecommunications services and activities necessary or useful to the performing of these services, in compliance with the concessions, authorization and permission so conceded; (ii) investment in the capital of other companies, with a view to fulfilling Brazilian national telecommunications policy; (iii) the setting up of fully owned subsidiaries for the performance of activities covered by its corporate functions, which are recommended to have decentralized administration; (iv) importing the goods and services necessary to the performing of the activities covered by its corporate functions; (v) providing technical support to telecommunications companies that are performing activities of common interest; (vi) conducting studies and research aimed at the development of the telecommunications sector; (vii) the signing of contracts and agreements, subject to Supervisory Board approval, with other companies providing telecommunications services or with any other individual or entity, with a view to ensuring the performance of its services, as long as these are not in contravention of its duties and responsibilities; and (viii) other related activities, that may be ascribed to the company by a General Meeting of the Shareholders.

                                    CLAUSE IV
                        CHARACTERISTICS OF THE DEBENTURES

4.1  BASIC CHARACTERISTICS

4.1.1 Issue Date: To all effects and purposes, the date for issuing the Debentures is March 1, 2006 (the "Issue Date").

4.1.2 Nominal Unit Value: The nominal value of each Debenture is R$10,000 (ten thousand reais), as at the Issue Date (the "Nominal Unit Value").

4.1.3 Quantity of Debentures Issued: A total of 160,000 (one hundred and sixty thousand) Debentures will be Issued, 120,000 (one hundred and twenty thousand) Debentures of the 1st Series and 40,000 (forty thousand) Debentures of the 2nd Series.

4.1.4 Form, Type and Convertibility: Simple, nominative and non-convertible.

4.1.5 Proof of Title to the Debentures: The Issuer will not issue Debenture certificates. To all legal intents and purposes, title to the Debentures will be proven by the statement issued by the Depository Institution. Furthermore, for securities deposited with the SND, this body will provide an "Asset Position Report", accompanying the statement, issued in the name of the Debenture holder by the financial institution responsible for the custody of these securities. And for the Debentures deposited with the CBLC, a statement of custody will be issued in the name of the Debenture holder by the CBLC itself.

4.1.6 Kind: The Debentures are of the unsecured debt kind.

4.1.7 Period and Maturity Date: The Debentures of the 1st Series are for a period of 5 (five) years, from the Issue Date, with final maturity on March 1, 2011. The Debentures of the 2nd Series are for a period of 7 (seven) years, from the Issue Date, with final maturity on March 1, 2013, in accordance with the provisions of this Indenture (the maturity date for the Debentures of the 1st Series and for the Debentures of the 2nd Series, as be the case, the "Maturity Date").

4.2  REMUNERATION

The remuneration of the Debentures will be determined by the Issuer following deliberation at an MSB, yet to be held, in line with the interest rate ascertained during the bookbuilding procedure, and will bear the characteristics described in the Preliminary Supplement. Following the definition of the remuneration for each of the Series of Debentures, items 4.2.1.1, 4.2.1.4 and
4.2.2.1 will be altered accordingly, by means of an amendment to the present Indenture.

4.2.1 REMUNERATION OF THE DEBENTURES OF THE 1ST SERIES

4.2.1.1 The Nominal Value of the Debentures of the 1st Series will, in accordance with item 4.2 above and after deducting amortization, incur remunerative interest equivalent to a maximum of 105% (one hundred and five percent) of the average daily rate for the DI (Interbank Overnight Deposits) Non-Group index ("DI Rate"), calculated and released daily by the CETIP, expressed as an annual percentage, using a 252 (two hundred and fifty two) working day base, and calculated exponentially and cumulatively, on a pro rata basis according to the number of working days that have elapsed ("Remuneration of the 1st Series").

4.2.1.2 The Capitalization Period of the 1st Series is defined as the period beginning at the Issue Date, inclusively, in the case of the first Capitalization Period of the 1st Series, or at the date prescribed for the payment of interest for the preceding period, inclusively, in the case of the other Capitalization Periods of the 1st Series, and ends on the day preceding the date prescribed for the payment of interest for that period, inclusively. Each Capitalization Period of the 1st Series will succeed the previous one, without interruption. The corresponding interest for each Capitalization Period of the 1st Series becomes due and will be paid on a half yearly basis, with the first payment coming due on September 1, 2006 and the last on March 1, 2011.

4.2.1.3 Remuneration of the 1st Series will be calculated exponentially and cumulatively on a pro rata basis, according to the number of working days that have elapsed, based on the Nominal Unit Value of the Debentures, after deducting amortization, as from the Issue Date, or from the maturity date of the previous Capitalization Period of the 1st Series, as the case may be, up to the effective date of payment, according to the formula below.

4.2.1.4 Interest will be calculated according to the following formula:

          I = NV x (DIFactor - 1):

where:

I Remuneration of the 1st Series due at the end of each Capitalization Period of the 1st Series, as defined in item 4.2.1.2 above, calculated to 6 (six) decimal places, with no rounding up.

NV Nominal Unit Value of the Debentures of the 1st Series at the beginning of the Capitalization Period of the 1st Series, given to 6
          (six) decimal places, with no rounding up.

DI FACTOR the product of the DI Rate from the starting date of Capitalization
          Period of the 1st Series, inclusively, to the end of the Capitalization Period of the 1st Series, calculated to 8 (eight) decimal places, rounded off, which is obtained as follows:

                                    n     (              P )
                   DIFactor = (Pie Symbol)(1 + DIR(k) x ---):
                                   k=1    (             100)

          where:

          N      total number of DI Rates, "n" being a whole number.

          P      at most, 105 (one hundred and five)

          DIR(k) DI Rate, released daily, calculated to 8 (eight) decimal places, rounded off, as follows:

                                                1
                                               ---
                                               252
                                    (DI(k)    )
                           DIR(k) = (----- + 1)    - 1
                                    ( 100     )

          where:

          K     1, 2, ..., n

          DI(k) DI Rate announced by the CETIP, expressed as an annual percentage.

4.2.1.5 The DI Rate should be utilized employing exactly the same number of decimal places as the figure released by the CETIP.

                                             (               P  )
4.2.1.6 The factor yielded by the expression (1 + (TDI(k) x ---)) is considered
                                             (              100 )
using 16 (sixteen) decimal places, without rounding up.

                                                     (               P  )
4.2.1.7 The product is obtained of the daily factors (1 + (TDI(k) x ---)), and
                                                     (              100 )
as each daily factor is accumulated, the result is cut off to 16 (sixteen) decimal places, before the next daily factor is applied, and so on until the last factor has been applied.

4.2.1.8 In the event of the temporary unavailability of the DI Rate, for a period of less than 10 (ten) consecutive days, then for the payment of any monetary obligation provided for under this clause, the latest available daily DI Rate prior to the calculation date will be used instead, applying the percentage defined in item 4.2.1.1, and calculated on a pro rata basis, with no financial compensation being due to either party, whether the Issuer or the Debenture holders of the 1st Series, in relation to any differences that arise when the respective DI Rates are eventually released. In the event of the temporary unavailability of the DI Rate for a period of more than 10 (ten) consecutive days from the date of its expected announcement or, with immediate effect, in the event that the DI Rate is abolished or that it is not possible to apply the DI Rate due to legal imposition or judicial determination, then the provisions of item 4.2.1.9 below will come into effect.

4.2.1.9 In the event that the DI Rate is not determined and/or not released during a period of more than 10 (ten) consecutive days from the date of its expected announcement or, with immediate effect, in the event that the DI Rate is abolished or that it is not possible to apply the DI Rate due to legal imposition or judicial determination, then the rate that is adopted in its place by the market agents for similar transactions will automatically be applied in its stead. If it is not possible to replace the DI Rate on the aforementioned basis, the Fiduciary Agent must call a general meeting of the Debenture holders, to be held within a maximum of 20 (twenty) days from the date of the event that gave reason for calling this meeting, in order to decide, with the consent of the Issuer, the new reference interest rate to be utilized in the remuneration of the Debentures, to which will be applied the same Remuneration defined in the bookbuilding procedure, so as to not only preserve the real value of the Debentures, but to remunerate them at the same levels as before. Should debenture holders representing at least 75% (seventy-five percent) of the outstanding Debentures not approve the Issuer's proposal of a new parameter, the outstanding Debentures should all be redeemed, and consequently cancelled, at their Nominal Value, plus all Remuneration due up to the redemption date, calculated on a pro rata basis, from the Issue Date or from the date of the last Remuneration payment, up until the effective date of payment, as well as any other amounts that may be due from the Issuer under the terms of this Indenture, within a period of 10 (ten) days from the date that the aforementioned general meeting of the debenture holders was closed. No premium of any kind will be added to the redemption referred to in this item. Up until the moment that a new parameter, or a redemption date, is defined, depending on the case, it is hereby agreed that the last daily DI Rate officially released will be utilized, calculated on a pro rata basis from the date of the event up until the date that the debenture holders and the Issuer agree on a new parameter, or up to the date of the redemption payment, respectively.

4.2.2 REMUNERATION OF THE DEBENTURES OF THE 2ND SERIES

4.2.2.1 The Nominal Unit Value of the Debentures of the 2nd Series will, in accordance with item 4.2 above, incur interest equivalent to the sum of the average daily rates for the DI (Interbank Overnight Deposits) Non-Group index ("DI Rates"), calculated and released by the CETIP, plus a spread of, at most, 0.90% (point nine, zero percent) per annum, using a 252 (two hundred and fifty two) working day base, as from the Issue Date, to be paid at the end of each 2nd Series Capitalization Period, according to the formula below ("Remuneration of the 2nd Series" and, together with the Remuneration of the 1st Series, "Remuneration").

4.2.2.2 The Capitalization Period of the 2nd Series is defined as the period beginning at the Issue Date, inclusively, in the case of the first Capitalization Period of the 2nd Series, or at the date prescribed for the payment of interest for the preceding period, inclusively, in the case of the other Capitalization Periods of the 2nd Series, and ends on the day preceding the date prescribed for the payment of interest for that period, inclusively. Each Capitalization Period of the 2nd Series will succeed the previous one, without interruption. The corresponding interest for each Capitalization Period of the 2nd Series becomes due and will be paid on a half yearly basis, with the first payment coming due on September 1, 2006 and the last on March 1, 2013.

4.2.2.3 The average daily rates are accumulated exponentially on a pro rata basis, up until the effective date of payment of the interest, so as to include the whole Capitalization Period of the 2nd Series.

4.2.2.4 Interest will be calculated according to the following formula:

                I = NVi x (InterestFactor - 1):

where:

I unit value of the floating interest rate, plus a spread, if applicable, accumulated over the period, calculated to 6 (six) decimal places, with no rounding up, that is due at the end of each Capitalization Period for Debentures of the 2nd Series.

NVI Nominal Value at issue or balance of the Nominal Value of the Debentures of the 2nd Series, provided/calculated to 6 (six) decimal places, with no rounding up.

INTEREST FACTOR interest factor, comprising the fluctuation parameter plus a spread, if applicable, calculated to 9 (nine) decimal places, rounded up or down, as follows:

                    InterestFactor = DIFactor x SpreadFactor where:

DI FACTOR the product of the DI Rates from the beginning of the Capitalization
          Period, up to, but not including the calculation date, calculated to 8 (eight) decimal points, rounded up or down, as follows:

                          n(DI)   (            )
          Factor DI = (Pie Symbol)(1 + (TDI(k)))
                           k=1    (            )
                                                altera DI Factor e DIR(k)

          onde:

          N(DI)  total number of DI Rates, "n(DI)" being a whole number.

          DIR(K) DI Rates, released daily, calculated to 8 (eight) decimal places, rounded off, as follows:

                                       d(k)
                                       ----
                                        252
                            (DI(k)    )
                   TDI(k) = (----- + 1)    - 1
                            ( 100     )
                                              altera DIR(k)

          where:

          K      1, 2, ..., n

          DI(K)  DI Rate released by the CETIP

          D(K) number of working day(s) corresponding to the validity period of the DI Rate, "d(k)" being a whole number.

SPREAD FACTOR  fixed interest surcharge, calculated to 9 (nine) decimal places, rounded up or down, as follows:

                         (                  DP)
                         (                 ---)
                         (                  DT)
                         ((             n )   )
                         ((            ---)   )
                         ((            252)   )
                         (((Spread    )   )   )
          FactorSpread = (((------ + 1)   )   )
                         (((  100     )   )   ) altera Spread Factor e DN

          where:

          SPREAD spread, expressed as an annual percentage, provided to 4 (four) decimal places.

          N number of working days between the date of the next event and the date of the previous event, "n" being a whole number.

          DN number of working days between the last event and the next one, "DN" being a whole number.

          DP number of working days between the last event and the present date, "DP" being a whole number.

4.2.2.5 The DI Rate should be utilized employing exactly the same number of decimal places as the figure released by the entity responsible for its calculation.

4.2.2.6 The factor yielded by the expression [(1 + TDI(k))] is considered using 16 (sixteen) decimal places, with no rounding up.

4.2.2.7 The product is obtained of the daily factors [(1 + TDI(k))], and as each daily factor is accumulated, the result is cut off to 16 (sixteen) decimal places, before the next daily factor is applied, and so on until the last factor has been applied.

4.2.2.8 In the event of the temporary unavailability of the DI Rate, for a period of less than 10 (ten) consecutive days, then for the payment of any monetary obligation provided for under this clause, the latest available daily DI Rate prior to the calculation date will be used instead, plus a spread, applying the percentage defined in item 4.2.2.1, and calculated on a pro rata basis, with no financial compensation being due to either party, whether the Issuer or the Debenture holders of the 2nd Series, in relation to any differences that arise when the respective DI Rates are eventually released. In the event of the temporary unavailability of the DI Rate for a period of more than 10 (ten) consecutive days from the date of its expected announcement or, with immediate effect, in the event that the DI Rate is abolished or that it is not possible to apply the DI Rate due to legal imposition or judicial determination, then the provisions of item 4.2.2.9 below will come into effect.

4.2.2.9 In the event that the DI Rate is not determined and/or not released during a period of more than 10 (ten) consecutive days from the date of its expected announcement or, with immediate effect, in the event that the DI Rate is abolished or that it is not possible to apply the DI Rate due to legal imposition or judicial determination, then the rate that is adopted in its place by the market agents for similar transactions will automatically be applied in its stead. If it is not possible to replace the DI Rate on the aforementioned basis, the Fiduciary Agent must call a general meeting of the Debenture holders, to be held within a maximum of 20 (twenty) days from the date of the event that gave reason for calling this meeting, in order to decide, with the consent of the Issuer, the new reference interest rate to be utilized in the remuneration of the Debentures, to which will be applied the same Remuneration defined in the bookbuilding procedure, so as to not only preserve the real value of the Debentures, but to remunerate them at the same levels as before. Should debenture holders representing at least 75% (seventy-five percent) of the outstanding Debentures not approve the Issuer's proposal for a new parameter, the outstanding Debentures should all be redeemed, and consequently cancelled, at their Nominal Value, plus all Remuneration due up to the redemption date, calculated on a pro rata basis, from the Issue Date or from the date of the last Remuneration payment, up until the effective date of payment, as well as any other amounts that may be due from the Issuer under the terms of this Indenture, within a period of 10 (ten) days from the date that the aforementioned general meeting of the debenture holders was closed. No premium of any kind will be added to the redemption referred to in this item. Up until the moment that a new parameter, or a redemption date, is defined, depending on the case, it is hereby agreed that the last daily DI Rate officially released will be utilized, calculated on a pro rata basis from the date of the event up until the date that the debenture holders and the Issuer agree on a new parameter, or up to the date of the redemption payment, respectively.

4.3  PERIOD AND FORM OF SUBSCRIPTION AND PAYMENT

The Debentures may be taken up, subject to the provisions of paragraph 3 of article 59 of the Brazilian Corporate Legislation, at any time within the period of the public distribution specified in the Supplement and in the announcement of the Offer, with payment at sight, at the moment of subscription, in Brazilian currency, in accordance with the settlement regulations applicable to the SDT, the BovespaFix and the CBLC.

4.4  SUBSCRIPTION AND PAYMENT PRICE

The Debentures of each Series will be subscribed and paid for at their Nominal Unit Value, plus the Remuneration provided for the respective Series, calculated on a pro rata basis from the Issue Date up to the effective payment date.

4.5  AMORTIZATION

The Debentures will not be subject to amortization.

4.6  PAYMENT LOCATION

Payments for the Debentures will be made on the respective maturity dates, using, as the case may be: (i) the procedures adopted by the CBLC, for Debentures registered with the BovespaFix; (ii) the procedures adopted by the CETIP, for Debentures registered with the SND; and (iii) for the titleholders of Debentures that are not linked to one of these systems, by means of the Representative Bank.

4.7  EXTENSION OF PERIODS

The maturity of the payments of any obligations by any of the parties, including by the Debenture holders in regard to the payment of the subscription price, will be extended to the next working day, should the maturity fall on a bank or commercial holiday in the city where the Issuer is based, without any alteration in the value to be paid, with the exception of those cases where the payment is to be made by the CETIP or by the CBLC, in which case the same extension will only be conceded when the maturity date falls on a national holiday or a weekend. For the purpose of this Indenture, working days are defined as all those days that are not considered, under the terms of this item, as days subject to the extension of the maturity date ( "Working Days"). In the case of item 4.2, working days are those recognized as such by the CETIP and/or the BovespaFix.

4.8  MORATORY CHARGES

In the case of late payment of any amount due to the Debenture holders, the amount in arrears will be subject, in addition to Remuneration, a late payment fine of 2% (two percent) of the amount due and interest calculated from the due date, independent of any communication by the Fiduciary Agent, up to the effective payment date, at the rate of 1% (one percent) a month, on a pro rata and linear basis, on the amount due plus the fine, independent of any judicial or extrajudicial notice, notification or summons, as well as payment of the costs incurred in collection.

4.9  LAPSING OF THE RIGHT TO ADDITIONS

Without impairment to the provisions of item 4.8 above, the non-appearance of the Debenture holder to receive payment of any monetary obligations on the part of the Issuer, on the dates determined in this Indenture or in a communication published by the Issuer, will not entitle the absentee to receive any moratory income and/or charges in relation to the delay in receiving such payment, notwithstanding that all rights acquired up to the respective maturity are safeguarded.

4.10 IMMUNITY OF THE DEBENTURE HOLDERS

Should any Debenture holder be entitled to any kind of tax immunity or exemption, they should send documentary proof of this tax immunity or exemption to the Representative Bank, within a minimum of 10 (ten) Working Days prior to the date prescribed for receipt of the amounts relating to Debentures.

4.11 DISCRETIONARY ACQUISITION

The Issuer may, at any time, acquire Debentures of either Series that are in market circulation, in accordance with the provisions of paragraph 2 of article 55 of the Brazilian Corporate Legislation. The Debentures acquired under the provisions of this item 4.11 may be cancelled, held in treasury by the Issuer, or placed once more on the market, on the understanding that the Debentures acquired by the Issuer to be held in treasury, if and when they are placed on the market, will be subject to the same Remuneration and other conditions as all other Debentures of the same Series that are in circulation. In exercising the powers provided for in this item, the Issuer may not oblige the Debenture holder to dispose of the Debentures to which they hold title.

4.12 DISCRETIONARY EARLY REDEMPTION

These Debentures will not be subject to early redemption by the Issuer, except under the circumstances described in items 4.2.1.9 and 4.2.2.9.

4.13 REPRICING

There will be no repricing of the Debentures.

4.14 PUBLIC ANNOUNCEMENTS

In compliance with the periods specified in the present Indenture, all actions and decisions to be taken stemming from this Issue that may involve, in any way, the interests of the Debenture holders, should obligatorily be communicated in the form of notices, published in the financial newspaper Valor Economico and the other publications habitually used by the Issuer, communicated in the bulletin Informacoes Anuais - IAN, as well as on the Issuer's Internet website (http://www.telemar.com.br), always with a minimum of 3 (three) Working Days in advance. The Issuer must also provide timely warning to the Fiduciary Agent of any publication.

                                    CLAUSE V
                              ACCELERATED MATURITY

5.1 Any of the events listed below will be considered as accelerated maturity of the Debentures and require, subject to the provisions of items 5.2 and 5.3 below, the immediate payment, by the Issuer, of the Nominal Unit Value of each Debenture of the respective Series, plus Remuneration and charges due, calculated on a pro rata basis, from the Issue Date or from the last Remuneration Payment Date, up until the effective payment date:

(a) call for liquidation or declaration of the insolvency of the Issuer or of any of its major subsidiaries.

(b) call for judicial or extrajudicial recovery from the Issuer or any of its major subsidiaries.

(c)  liquidation or dissolution of the Issuer.

(d) cancellation, revocation or rescission of any of the documents relating to the present Issue, without respecting their terms.

(e) res judicata, handed down by any judge or court, declaring the illegality, nullity or unfeasibility of any of the documents relating to the present Issue.

(f) non-payment of any amount(s) due to the Debenture holders on the dates prescribed in this Indenture that has not been remedied within a period of 2 (two) working days after the due date.

(g) accelerated maturity or failure to fulfill the payment of any financial obligations on the part of the Issuer of a value in excess of US$ 50,000,000 (fifty million US dollars) or whose aggregate value exceeds US$ 100,000,000 (one hundred million US dollars), these values being converted at the PTAX800 selling rate, as released by the Brazilian Central Bank, on the day immediately preceding the date that the event provided for in this item occurred, or using whatever index may come to replace it, with exclusive exception in the case of default, if this has been remedied by the date of the General Meeting of the Debenture holders called to deliberate on the accelerated maturity of the Debentures.

(h) failure by the Issuer or any of its major subsidiaries to comply, during the validity of this Indenture, with laws, rules and regulations, including those of an environmental nature, that materially affect or could affect the issuer's ability to faithfully and fully honor its obligations, as provided for in this Indenture.

(i) failure by the Issuer to comply with any non-monetary obligation relating to the present Indenture that has not been remedied within 30 (thirty) days from the date of the written notice sent by the Fiduciary Agent.

(j) repeated protest on legitimate grounds against the Issuer that has not been remedied within 30 (thirty) days from the date of the written notice sent by the Fiduciary Agent, whose individual value exceeds US$ 50,000,000 (fifty million US dollars) or whose aggregate value exceeds US$ 100,000,000 (one hundred million US dollars), these values being calculated in accordance with sub-paragraph (g) of this item 5.1.

(k) any res judicata, arbitral award, writ of attachment or similar proceedings that deal with payment of cash equal to or in excess of US$ 50,000,000 (fifty million US dollars), which value being calculated in accordance with sub-paragraph (g) of this item 5.1, against the Issuer or any of its property, without there having been release or stay of protest against the provision of guarantee or surety within 30 (thirty) days from receipt of same.

(l) (i) revocation, termination, appropriation, suspension, adverse modification, cancellation or non-renewal of the concessions to provide public telecommunications services, currently held by the issuer or by its major subsidiaries, the revenues from which represent 20% (twenty percent) or more of the Issuer's EBITDA; and (ii) enactment of any law, decree, ruling, regulation or resolution that results in the revocation, termination, appropriation, suspension, adverse modification or cancellation of the concessions held by the Issuer or by its major subsidiaries, the revenues from which represent 20% (twenty percent) or more of the Issuer's EBITDA, or even the initiation of any circumstances provided for in sub-items (i) or (ii) of this sub-paragraph "(l)" that can adversely affect the Issuer's honoring of the obligations, as provided for in the present Indenture, if they are not remedied within 30 (thirty) days from the date of the written notice sent by the Fiduciary Agent.

(m) a direct or indirect change in shareholder control at the issuer, as defined in article 116 of the Brazilian Corporate Legislation, that leads to a reduction in the rating of the Issue, initially assigned by the rating agency hired to evaluate the present Issue, to a level inferior to an "A" classification from Standard and Poor's and Fitch Ratings or an "A2" from Moodys. For the purposes of the provisions of the present sub-paragraph, the invitation to the rating agencies for the updating of the Issue's rating should be extended within 10 (ten) days from the publication date of the material information about the aforementioned change in control, otherwise, if this invitation is not extended, the Fiduciary Agent can declare the accelerated maturity of the Debentures.

(n) failure on the part of the Issuer to comply with the following indices and financial limits, as determined quarterly by the Fiduciary Agent, based on the financial information for the last 12 (twelve) months, within 5 (five) working days of the disclosure to the CVM of the respective financial information of the Issuer, by the time of the full payment of the amounts due in relation to the Debentures:

     (i) Proportion of EBITDA to Debt Servicing equal to or greater than 1.75 (one point seven, five); or

     (ii) Proportion of the Issuer's Total Debt to EBITDA equal to or less than
          4.5 (four point five).

(o) any sort of Corporate Restructuring involving the Issuer, unless the following conditions are observed, which is to be corroborated by a statement of calculations, duly examined by the Issuer's independent auditors and sent to the Fiduciary Agent within a maximum of 5 (five) Working Days from the date that the corporate restructuring is approved:

     (i) Ratio of the Issuer's Total Debt to EBITDA, immediately following the said restructuring, equal to or less than 3.5 (three point five) to 1
          (one), which is to be confirmed; and

     (ii) Proportion of the Issuer's Total Debt to Shareholders' Equity equal to or less than 1.2 (one point two).

5.1.1. For the purposes of this Clause V:

(a) "Major Subsidiary" is a company controlled directly or indirectly by the Issuer that individually represents 20% (twenty percent) of the Issuer's consolidated EBITDA, according to the most recent quarterly or annual financial information available, duly examined or audited by an independent auditor and, depending on the situation, filed with the CVM.

(b) "EBITDA" means, for the Issuer's last four consecutive fiscal quarters, each representing an "accounting period", the sum (without any duplication) of: (i) the operating income for that accounting period (adjusted for extraordinary gains or losses); (ii) the following items, deducted in order to determine the operating result: (1) consolidated depreciation and amortization relating to that same accounting period; (2) financial income from other activities inherent to its business.

(c) "Debt Servicing" will be determined as a module if it is negative, and will not be taken into consideration in the calculation, if it is positive. Currency and monetary variations of the company's debt and cash are excluded from this calculation, as are expenses arising from provisions (which do not impact on the Issuer's cash flow, but merely on its accounting records);

(d)  "Total Debt" the Issuer's total debt burden; and

(e) "Corporate Restructuring" does not include mergers, incorporation or splitting of companies, for which it is only necessary to observe the provisions of the Brazilian Corporate Legislation.

5.2 The occurrence of any of the events designated in paragraphs "a" to "f", and "l" of item 5.1. above will bring about the accelerated maturity of the Debentures, independent of any consultations with the Debenture holders, with the maturity contingent on the delivery, by the Fiduciary Agent to the Issuer, of notification to this effect, in observance of the single paragraph of article 13 of CVM Resolution no. 28, of November 23, 1983 ("CVM Resolution 28").

5.3 Upon the occurrence of any of the events designated in paragraphs "g" to "k", and "m" to "o" of item 5.1 above, the Fiduciary Agent must call a General Meeting of the Debenture holders of each of the Series, within a maximum of 48 (forty-eight) hours of the date of becoming aware of such occurrence, in order to deliberate the declaration of accelerated maturity of the affected Series of Debentures, in observance of the processual procedures defined in Clause VIII below and of the specific quorum determined in item 5.3.1 below. The General Meeting of the Debenture holders provided for in this item may also be called by the Issuer, or in the manner of item 8.1 below.

5.3.1 The General Meeting of the Debenture holders of each Series can choose not to declare the accelerated maturity of the Debentures pertaining to the Series in question, as long as this is the decision of Debenture holders representing at least 66% (sixty-six percent) of the Debentures in circulation of each Series, as determined in item 8.2.2.

5.3.2 In the case of: (i) the General Meeting of the Debenture holders, mentioned in item 5.3, not being held due to the lack of a quorum; or (ii) the exercising of the powers provided for in item 5.3.1 above not being approved by a minimum quorum necessary for such a decision, the Fiduciary Agent must declare the accelerated maturity of the Debentures of each of the Series, under the terms defined in item 5.1 above, with the maturity contingent on the delivery, by the Fiduciary Agent to the Issuer, of notification to this effect, in observance of the single paragraph of article 13 of CVM Resolution no. 28.

5.4 The Debentures redeemed due to the provisions of this Clause V will be cancelled.

                                    CLAUSE VI
                      ADDITIONAL OBLIGATIONS OF THE ISSUER

Being in compliance with the other obligations laid down in this Indenture, and while the outstanding balance due on the Debentures has not been paid in full, the Issuer further undertakes to:

(a)  provide to the Fiduciary Agent or make available on its website:

          (i) following the close of the financial year, within the legally determined period, its full consolidated financial statements for the financial year just ended, accompanied by the report of the independent auditors.

          (ii) following the close of each quarter of the financial year, within the legally determined period, its consolidated financial information relating to that particular quarter, accompanied by the report on the independent auditors' review.

          (iii) Regular or specific information required under the terms of CVM Resolution no. 202, of December 6, 1993 ("CVM Resolution 202"), or any regulations that revoke or replace it with respects to the providing of regular information, within the periods thus determined;

(b) provide suitable disclosure of its financial-economic information, under the terms of Brazilian Corporate Legislation;

(c) keep its accounts up to date and maintain the proper records, in accordance with the accounting principles generally acceptable in Brazil (Brazilian
     GAPP);

(d) comply with all the determinations of the CVM, including the handing over of documents, as well as providing any information that is solicited by that body;

(e) submit, in accordance with the law, its financial statements for examination by a company of independent auditors that is registered with the CVM;

(f) keep its public company registration with the CVM always up to date, under the terms of the prevailing regulations;

(g) maintain an effective service of assistance to the Debenture holders, to handle their needs efficiently, or engage an authorized institution to provide such service, to which end, its shareholder helpline services and structure may be utilized;

(h) keep its significant operating assets and those of its major subsidiaries suitably insured, in line with current best practice in the market in which the Issuer and its major subsidiaries operate;

(i) not carry out any act that is in violation of its By-Laws and of this Indenture, and especially those that prevent the fulfillment of the obligations assumed by the Issuer with regard to the Debenture holders, collectively;

(k) hire and retain the services, throughout the entire period that the Debentures are in force, of rating agencies that release reports, at least on an annual basis, providing a summary of the risk classification of the Debentures, thus providing ample disclosure to the market of these assessments;

(l) apply the funds obtained from the Issuing of these Debentures strictly in accordance with the provisions of item 3.8 above;

(m) immediately inform the Fiduciary Agent of the occurrence of any event provided for in item 5.1 of this Indenture;

(n) observe the laws, regulations, administrative rules and determinations of the government organs, independent bodies or courts that are applicable to the conducting of its business, with the exception of those that are questioned in good faith in the administrative and/or judicial sphere, based on reasonable legal grounds;

(o) retain the hired services, at its own expense, throughout the entire period that the Debentures are in force, of the Representative Bank, the Fiduciary Agent and secondary market trading systems (SND and BovespaFix);

(p) effect the payment of all reasonable expenses duly corroborated by the Fiduciary Agent that may be incurred in defending the rights and interests of the Debenture title holders or in realizing their credits, including any legal fees and other costs and expenses incurred during the collection of any amount due to the Debenture title holders under the terms of item 7.7 of this Indenture; and

(q) observe the issue limits established in article 60 of the Brazilian Corporate Legislation.

                                   CLAUSE VII
                                 FIDUCIARY AGENT

7.1  APPOINTMENT

Agent

7.1.1 The Issuer nominates and appoints as Fiduciary Agent for the Issue that is the object of this Indenture, Planner Trustee DTVM Ltda., identified in the preamble to this Indenture, who do hereby, under the terms of the prevailing legislation, accept this appointment to, under the terms of the law and of the present Indenture, represent the Debenture holders collectively.

7.1.2 The Fiduciary Agent will exercise its functions as from the date that this Indenture is signed, and will continue to exercise these functions up to the Maturity Date of the Debentures or until they are effectively replaced.

7.2  DECLARATION

The Fiduciary Agent for the Debenture holders, appointed under the present Indenture, declares, on pain of law, that:

(a) there is no legal impediment, according to article 66, paragraph 3, of the Brazilian Corporate Legislation, and article 10 of CVM Resolution 28 or, in the event of amendment, whatever comes to replace them, to its exercising of the function that is bestowed;

(b) it accepts the function that is bestowed, fully assuming the duties and responsibilities established in the specific legislation and in this Indenture;

(c) it fully accepts the present Indenture, with all of its clauses and conditions;

(d) it has no connection with the Issuer that would prevent it from exercising its functions;

(e) is acquainted with Brazilian Central Bank Circular no. 1,832, of October 31, 1990, and subsequent updates;

(f) it is duly authorized to sign this Indenture and to comply with the obligations imposed by the provisions of said instrument, having satisfied all the legal and statutory requirements necessary for such;

(g) is not subject to any of the conflicts of interest provided for in article 10 of CVM Resolution 28;

(h) it is duly qualified to perform the activities of fiduciary agent, under the terms of the prevailing applicable regulations;

(i) this Indenture constitutes a valid, binding and effective legal obligation of the Fiduciary Agent that is executable, in accordance with its terms and conditions;

(j) the signing of this Indenture and the fulfillment of its obligations, as provided for in said instrument, do not impinge upon any prior obligation assumed by the Fiduciary Agent;

(k) it has checked the veracity of the information contained in this Indenture; and

(l) it has verified the Issuer's compliance with the issue limits established in the heading and paragraph 1 of article 60 of the Brazilian Corporate Legislation, as determined in item 3.6 of the present Indenture.

7.3  SUBSTITUTION

7.3.1 In the event of the absence, temporary impediments, renunciation, intervention, judicial or extrajudicial liquidation, bankruptcy, or any other case of vacancy on the part of the Fiduciary Agent, a General Meeting of the Debenture holders will be called, within a maximum of 30 (thirty) days from the event that precipitated it, in order to choose a new fiduciary agent, which may be invited by Fiduciary Agent that is to be replaced, by the Issuer, by Debenture holders representing at least 10% (ten percent) of the Debentures in Circulation, or by the CVM. In the event that the call to a meeting has not been made at least 15 (fifteen) days before the end of the aforementioned period, it will be up to the issuer to do so, observing a period of 15 (fifteen) days for the first summons and 8 (eight) days for the second summons, it being correct that the CVM may provisionally appoint a replacement for as long as it takes to consummate the process of selecting a new fiduciary agent. The remuneration of the new fiduciary agent will be the same as that of the Fiduciary Agent, in accordance with the provisions of item 7.3.6 below.

7.3.2 In the event that the Fiduciary Agent is unable to continue to exercise its functions, due to circumstances that are supervenient to this Indenture, this fact should immediately be communicated to the Debenture holders, along with a request to be replaced.

7.3.3 The Debenture holders are allowed, after the end of the period for the distribution of the Debentures, to proceed with the replacement of the Fiduciary Agent and to nominate its successor, at a General Meeting of the Debenture holders specially summoned for this purpose. Replacement of the Fiduciary Agent is subject to prior communication to the CVM and to this body's pronouncement as to whether it meets the requirements of the provisions of article 8 of CVM Resolution 28 and any subsequent regulations.

7.3.4 Replacement of the Fiduciary Agent should be the object of an amendment to this Indenture, which amendment is to be registered with the BOTRJ.

7.3.5 The Fiduciary Agent will begin to exercise its functions on the date of the present Indenture or on the date of the amendment, in the case of replacement, and should continue to perform its functions until the Maturity Date or until its effective replacement.

7.3.6 Should the effective replacement of the Fiduciary Agent occur, the substitute will receive the same remuneration as that received by the Fiduciary Agent, under all its terms and conditions, and the first portion due to the substitute will be calculated on a pro rata basis, from the date that it began to exercise its function as fiduciary agent. This remuneration may be altered, by common accord between the Issuer and the replacement fiduciary agent, as long as this has been previously approved at a General Meeting of the Debenture holders.

7.3.7 The applicable rules and regulations enacted by the CVM will apply to all the circumstances surrounding the replacement of the Fiduciary Agent.

7.3.8 The replacement of the Fiduciary Agent will be subject to prior communication of this intention to the CVM, under any and all circumstances.

7.3.9 The permanent replacement of the Fiduciary Agent must be the object of an amendment to the Indenture, which is to be registered with the BOTRJ.

7.4  DUTIES

In addition to those duties prescribed under the law, in CVM rulings and in this Indenture, the following are also the duties and responsibilities of the Fiduciary Agent:

(a) defend the rights and interests of the Debenture holders, employing, in the performing of its functions, all the care and diligence that any active and upstanding person would normally dedicate to the administration of their own business;

(b) renounce the function, in the event of any conflict of interests or any other incapacity;

(c) maintain in safekeeping all the records, correspondence and other papers relating to the exercising of its functions;

(d) check, at the moment of accepting the function, the veracity of the information contained in this Indenture, making sure that any omissions, flaws or defects that it becomes aware of are remedied;

(e) organize, if the issuer does not do so, the registration of this Indenture and any subsequent amendments with the appropriate bodies, resolving any omissions or irregularities that may exist; in these circumstances, the registration office will notify the Issuer's management, requiring them to furnish all the necessary documents and information;

(f) supervise the observance of the correct time periods in the rendering of obligatory information, and alert the Debenture holders to any omissions or untruths in relation to this information;

(g) issue a report on the adequacy of the information contained in any proposals for the modification of the Debenture conditions;

(h) request, whenever it deems necessary to the faithful performance of its functions, up-to-date certificates relating to the Issuer, from court clerks, tax courts, notary's offices, labor courts, and Office of the Public Treasury Attorney, in the jurisdiction where the Issuer's headquarters are based;

(i) request, whenever it deems necessary, an extraordinary audit of the Issuer, which request must be accompanied by a report detailing the grounds that substantiate and justify the conducting of such audit;

(j) call, whenever it deems necessary, a General Meeting of the Debenture holders of each Series and/or of all the Debenture title holders, by means of an announcement published at least 3 (three) times, under the terms of item 8.1.2, in the publications referred to in item 4.14, and respecting other rules relating to publication contained in Brazilian Corporate Legislation and in this Indenture;

(k) be present at all General Meetings of the Debenture holders, in order to provide any information that may be requested;

(l)  prepare an annual report for the Debenture holders, under the terms of article 68, paragraph 1, sub-paragraph (b) of the Brazilian Corporate Legislation, which should contain, at least, the following information:

     l.1) possible omissions or inaccuracies that it is aware of, contained in the information disclosed by the Issuer, or any non-compliance or delay in the obligatory furnishing of information by the Issuer;

     l.2) any alterations that may have been made in the by-laws during the period;

     l.3) comments on the Issuer's accounting statements, focusing on financial-economic indicators and Issuer's capital structure;

     l.4) situation of the distribution or placement of the Debentures in the market;

     l.5) monitoring of the application of the funds raised through the Issue, based on the data obtained from the Issuer's management;

     l.6) declaration of its ability to continue exercising the function of Fiduciary Agent; and

     l.7) Remuneration payments made in the period, as well as any acquisition or sale of Debentures on the part of the Issuer;

(m) make the report dealt with in sub-paragraph "l" available to the Debenture holders, within a maximum of 4 (four) months from the close of the Issuer's financial year, at least at the following locations:

     m.1) the Issuer's contact address, provided in Clause 10.1;

     m.2) its own office or, if it is a financial institution, at a designated location;

     m.3) the CVM;

     m.4) the CBLC and the CETIP; e

     m.5) the headquarters of the leading intermediary institution responsible for the placing of the Debentures.

(n) publish, in the publications referred to in item 4.14, an announcement informing the Debenture holders that the report is at their disposal at the locations indicated in sub-paragraph "m";

(o) keep up to date the list of Debenture holders, together with their addresses, including by means of dealings with the Issuer, the Representative Bank, the CBLC and the CETIP;

(p) administer the funds from the issuing of the Debentures, under the circumstances provided for in paragraph 2 of article 60 of the Brazilian Corporate Legislation;

(q) supervise compliance with the clauses contained in this Indenture, and especially with those that impose obligations to do or refrain from doing certain actions; and

(r) notify the Debenture holders, if possible individually, within a maximum of 5 (five) days, of any non-compliance by the Issuer in regard to obligations assumed under the present Indenture, indicating the location where it will provide the interested parties with more details. A communication to the same effect should also be sent to:

     r.1) the CVM;

     r.2) the Bovespa, CBLC and CETIP; and

     r.3) the Issuer itself;

(s) assist the Issuer in the procedures relating to the partial redemption of the Debentures and coordinate the draw, according to the terms of paragraph 1 of article 55 of the Brazilian Corporate Legislation;

(t)  ascertain the Issuer's compliance with the issue limits prescribed in article 60 of the Brazilian Corporate Legislation; and

(u) demand observance of the Issuer's obligation under Clause V, sub-paragraph "m" and Clause VI, sub-paragraph "k", submitting to ANBID the rating report that is the object of the updating within a period of 10 (ten) days from the publication of the material information.

7.5  SPECIFIC RESPONSIBILITIES


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

7.5.1 The Fiduciary Agent will make use of any judicial or extrajudicial procedures against the Issuer that may be deemed necessary for the defence of the collective interests of the Debenture holders and the realization of their credits, and should, in the event of non-compliance by the Issuer, in relation to the present Indenture, that is not remedied within the time period established in this same Indenture:

(a) declare the accelerated maturity of the Debentures and charge the principal and any additional amounts due, in accordance with the conditions of the present Indenture;

(b) take whatever steps may be deemed necessary for the realization of the credits due to the Debenture holders;

(c) call for the liquidation of the Issuer, if there are no tangible guarantees; and

(d) represent the Debenture holders in the bankruptcy proceedings, judicial or extrajudicial recovery, intervention or extrajudicial liquidation of the Issuer or in any similar process applicable to the Issuer, unless this is decided against at a General Meeting of the Debenture holders.

7.5.2 In accordance with the dispositions of item 5.2, the Fiduciary Agent will only be exempted from its responsibility for not having adopted the measures included in sub-paragraphs (a) to (c) of item 7.5.1 if, having summoned a General Meeting of the Debenture holders of both Series, this is so authorized by the unanimous decision of the title holders of the Debentures in Circulation of both Series. However, a majority decision of the title holders of the Debentures in Circulation of both Series will be sufficient, in the case of the provisions of sub-paragraph (d) of item 7.5.1.

7.6  REMUNERATION

7.6.1 Remuneration will be due to the Fiduciary Agent or to the institution that may come to replace it in this capacity, under the heading of fees for the performance of incumbent duties and responsibilities, under the terms of the law and of this Indenture, to be paid in the following manner:

(a) quarterly installments of R$6,000 (six thousand reais), with the first installment becoming due 5 (five) days after the signing of this Indenture and the others on the equivalent day of the following quarters;

(b) to the remuneration installments referred to in the above sub-paragraph will be added any and all taxes to which the Issuer is considered to be a contributor;

(c) the installments referred to in sub-paragraph (a) above will be corrected to present value on an annual basis, as from this date, according to the variation of the IGP-M inflation index, or, if this is not available, by the index that comes to replace it;

(d) the remuneration of the Fiduciary Agent does not include the expenses on publications, transport, food, travel and accommodation necessary to the exercising of its function as

     Fiduciary Agent, all such expenses, as long as they are reasonable and duly corroborated, are the responsibility of the Issuer;

(e) in the case of default by the Issuer, all expenses on legal proceedings, including administrative expenses, that may be incurred by the Fiduciary Agent in safeguarding the interests of the Debenture holders, should be previously approved and advanced by the Debenture holders and, as provided for in law, subsequently reimbursed by the Issuer. These expenses, to be advanced by the Debenture holders, also include spending on legal fees for third parties, deposits, judicial costs and fees on suits filed by the Fiduciary Agent or arising from suits brought against the same in the exercising of its function, or that even cause the Fiduciary Agent losses or financial risk while representing the Debenture holders collectively. Any expenses, deposits or judicial costs arising from the burden of paying the winner's legal costs will be borne in equal share by the Debenture holders, as well as the remuneration and reimbursable expenses due to the Fiduciary Agent in the event that the Issuer is in default with regard to the payment of such for a period in excess of 30 (thirty) days. The Fiduciary Agent is entitled to seek advance guarantees from the Debenture holders to cover the risk of having to bear the winner's legal costs; and

(f) the remuneration provided for in sub-paragraph (a) above will be due even after the maturity of the Debentures, in the event that the Fiduciary Agent is still involved in the collection of payments in default in relation to the Debentures that have not been remedied by the Issuer.

7.6.2 The remuneration of the Fiduciary Agent does not include the cost of specialists, should these be necessary for tasks such as auditing and/or inspection, among others, or for legal assistance to the Issuer.

7.7. EXPENSES

7.7.1 The Issuer will reimburse the Fiduciary Agent for all reasonable expenses that are duly corroborated, that it has incurred in defending the rights and interests of the Debenture holders, or in realizing their credits.

7.7.2 The reimbursement, referred to in item 7.7.1, is to be carried out within 7 (seven) Working Days from the delivery to the Issuer of the documents confirming the reasonable and duly corroborated expenses effectively incurred and necessary to the protection of the rights of the Debenture title holders.

7.7.3 The crediting of the Fiduciary Agent for reasonable expenses that are duly corroborated and have been incurred in defending the rights and interests of, or realizing credits due to the Debenture holders, that has not been carried out in the manner specified in item 7.7.2 above will be added to the Issuer's debt and will enjoy the same guarantees as the Debentures, and take priority over these in the order of payment.

7.7.4 Should the payment of any amount due to the Debenture holders by virtue of this Indenture be the result of judicial proceedings or if the collection was effected through lawyers, the Issuer should pay, on top of all the due amounts provided for in this Indenture and relating to the Debentures, the legal fees and other costs and expenses incurred for such collection, as long as they are reasonable and duly corroborated.

                                   CLAUSE VIII
                    GENERAL MEETING OF THE DEBENTURE HOLDERS

The General Meeting of the Debenture holders is subject to the provisions of article 71 of the Brazilian Corporate Legislation.

8.1  CONVOCATION

8.1.1 A General Meeting of the Debenture holders may be called by the Fiduciary Agent, by the Issuer, by Debenture holders that represent at least 10% (ten percent) of the Debentures in Circulation of each Series or of both Series, as the case may be, or by the CVM.

8.1.2 The General Meeting of the Debenture holders should be held within a maximum of 15 (fifteen) days from the first summons, and within a maximum of 8 (eight) days from the second summons.

8.2  INSTATEMENT QUORUM

8.2.1 A General Meeting of the Debenture holders will be instated, at the first summons, with the presence of Debenture holders that represent at least 50% (fifty percent) of the Debentures in Circulation of each Series or of both Series, as the case may be, and at the second summons, by any quorum.

8.2.2 For the effects of the instatement of any instatement quorum and/or the deliberations of a General Meeting of the Debenture holders of each Series or of both Series, ss the case may be, provided for in this Indenture or in the applicable legislation, Debentures in Circulation are considered to be all the Debentures subscribed for, with the exception of those retained in treasury by the Issuer and those whose title is held by: (i) subsidiary companies; (ii) controlling shareholders (or the controlling group of the Issuer or its subsidiaries); (iii) members of the management of the Issuer, of the subsidiaries or of the controlling companies; (iv) employees of the Issuer, of the subsidiaries or of the controlling companies; (v) family members, to the second degree of kinship, of those persons mentioned in items (ii) to (iv) above; and (vi) that are indirectly retained in any way by any of the parties described in items (i), (ii), (iii), (iv) and (v) above (the "Debentures in Circulation").

8.3  PRESIDING BOARD

The General Meeting of the Debenture holders will be chaired by the Debenture holder elected by the Debenture title holders or by the person designated by the CVM.

8.4  VOTING QUORUM


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

8.4.1 In the deliberations of the General Meeting of the Debenture holders, the title holder of each Debenture in Circulation, as defined in item 8.2.2 of this Indenture, will be entitled to one vote, and may be represented by a proxy, whether or not a Debenture holder. The title holders of Debentures not considered to be "Debentures in Circulation" are not entitled to vote.

8.4.2 According to the provisions of this Indenture, the decisions will be taken by Debenture holders representing at least, 66% (sixty-six percent) of the total number of Debentures in Circulation of each Series or of both Series, as the case may be, excepting in cases where a specific quorum has been established, under the terms of the present Indenture or of the prevailing legislation.

8.4.3 Alterations to the Remuneration, the maturities of the Debentures and/or the accelerated maturity events provided for in Clause V of this Indenture, must be approved, whether at the first summons of a General Meeting of the Debenture holders or at any other subsequent convocation, by Debenture holders that represent at least 90% (ninety percent) of the Debentures in Circulation of the affected Series, in accordance with the provisions of article 71, paragraph 5 of the Brazilian Corporate Legislation.

8.4.4 Alterations to the quorums established in this Indenture and/or in the provisions of this item 8.4, must be approved, whether at the first summons of a General Meeting of the Debenture holders or at any other subsequent convocation, by Debenture holders that represent at least 90% (ninety percent) of the Debentures in Circulation of each Series or of the affected Series, as the case may be.

                                    CLAUSE IX
                    DECLARATIONS AND GUARANTEES BY THE ISSUER

The Issuer declares and guarantees to the Fiduciary Agent, on the date of the signing of this Indenture, that:

(a) it is a private company, duly organized, founded and in being in the form of a corporation, in accordance with Brazilian Law;

(b) is duly sanctioned and has obtained all the licenses and authorizations necessary (including those of the appropriate state and federal bodies) for the signing of this Indenture, the issuing of Debentures and the fulfillment of the obligations prescribed in this Indenture, having satisfied all the legal and statutory requirements necessary for this purpose;

(c) the signing of this Indenture and the fulfillment of the obligations prescribed in this instrument do not infringe any obligation assumed previously by the Issuer and/or its direct or indirect subsidiaries;

(d) this Indenture constitutes a valid and binding legal obligation, on the part of the Issuer, that is executable, according to its terms and conditions; (igual a item l)


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

(e) the consolidated Financial Statements da Issuer, attached to the Prospectus and to the Supplement (defined below), dated December 31, 2005, 2004 and 2003, correctly represent the financial position, in material terms, of the Issuer and its subsidiaries on those dates and were duly prepared in accordance with the accounting principles generally accepted in Brazil (Brazilian GAPP);

(f) the prospectus of the Program (the "Prospectus"), as well as the preliminary and definitive supplements for the distribution of the Debentures (collectively, the "Supplement") will contain, at the date of the beginning of the distribution of the Debentures, all the relevant updated information pertaining to the Issuer and its subsidiaries in the context of the present Issue that is necessary for the investors and their advisors to be able to make an accurate assessment of the assets, liabilities, and responsibilities of the Issuer and its subsidiaries, as well as of its financial situation, profits, losses and prospects and of its rights in relation to the Debentures, and will not contain false declarations or omit significant facts, assuring that the information, facts and declarations contained in the Prospectus and/or the Supplement, with regard to the Issuer and its subsidiaries are true, consistent, accurate and complete, in material terms;

(g) the opinions, analyses and forecasts (if applicable) expressed in the Prospectus and/or the Supplement, with regard to the Issuer, are presented in good faith and expressed after consideration of all the relevant circumstances and are based on reasonable suppositions;

(h) there are no material facts relating to the Issuer or to the Debentures, that the Issuer is aware of, that have not been disclosed in the Prospectus and/or the Supplement, the omission of which, in the context of this Issue, would make some significant declaration contained in the Prospectus misleading, inaccurate or untrue;

(i) it has no connection with the Fiduciary Agent that would prevent the Fiduciary Agent from fully exercising its functions in regard to this Issue;

(j) it is not aware of any fact that would prevent the Fiduciary Agent from fully exercising its functions, under the terms of the Brazilian Corporate Legislation and other applicable rules and regulations;

(k) the legal representatives signing this Indenture have the statutory and/or delegatory authority to assume, in its name, the obligations prescribed herein and, as proxies, have the legitimately bestowed authority, their respective mandates being in full effect; and

(l) this Indenture constitutes a valid and binding legal obligation, on the part of the Issuer, that is executable, according to its terms and conditions. (igual a item d)

                                    CLAUSE X
                               GENERAL PROVISIONS

10.1 COMMUNICATIONS

Communications to be sent by any of the parties, under the terms of this Indenture, should be forwarded to the following addresses:


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

FOR THE ISSUER:
TELEMAR NORTE LESTE S.A.
At.: Mr. Tarso Rebello Dias
Treasurer
Rua Humberto de Campos no. 425 - 7th floor, Leblon
22430-190 - Rio de Janeiro, RJ
Tel.: (21) 3131-1276
Fax: (21) 3131-1383
E-mail: tarso@telemar.com.br

FOR THE FIDUCIARY AGENT:
Planner Trustee DTVM Ltda.
At.: Ms. Viviane Rodrigues
Av. Paulista, no. 2439 - 11th floor
01311-300 - Sao Paulo, SP
Tel.: (11) 2172-2600
Fax: (11) 3060-9575

FOR THE REPRESENTATIVE BANK:
Banco Bradesco S.A.
Cidade de Deus s/no., Predio Amarelo, 2nd floor
06029-900 Osasco, SP
Tel.: (11) 3684-4522
Fax: (11) 3684-5645
A/C: Department of Securities and Custody

FOR THE CETIP:
CETIP - Camara de Custodia e Liquidacao
(Clearing House for Custody and Financial Settlement)
SND - Sistema Nacional de Debentures
(National System for Debentures)
Rua Libero Badaro, 425 - 24th floor
01009-000 - Sao Paulo, SP
Tel.: (11) 3111-1400 / 1596 / 3365-4925
Fax: (11) 3111-1563 / 1564

FOR THE CBLC:
CBLC - Companhia Brasileira de Liquidacao e Custodia
(Brazilian Company for Financial Settlement and Custody)
Rua XV de Novembro, 275
01013-001 - Sao Paulo, SP
Tel.: (11) 3233-2178 / 2261
Fax: (11) 3233-2331

The communications will be considered to have been delivered when the receiver has signed an official Brazilian Postal Service registration protocol or receipt, or if the material has been received by fax or telegram at one of the above addresses. The originals of the documents sent by fax should be sent to the corresponding postal address(es) within 2 (two) working days after the fax message was sent. Communications sent by e-mail will be considered to have been received on the day they were sent, as long as this was confirmed by means of a receipt issued by the sender's computer.

10.2 WAIVER

None of the rights arising from the present Indenture are expected to be waived. Hence, no delay, omission or laxness in the execution of any right, power or remedy to which the Fiduciary Agent and/or the Debenture holders are entitled, as a consequence of any default on the part of the Issuer, will jeopardize those rights, powers or remedies, nor will this be interpreted as constituting a waiving of the same or acceptance of such default, nor does it represent the novation or modification of any other obligations assumed by the Issuer under this Indenture or establish a precedent for any other default or delay.

10.3 DISJUNCTION

Should any of the approved provisions come to be judged illegal, invalid or ineffective, all the other provisions not affected by this judgment will remain in force, while the parties pledge, in all good faith, to replace the affected provision with another that, as much as possible, has the same effect.

10.4 IRREVOCABILITY AND IRREVERSIBILITY

This Indenture is irrevocable and irreversible, except in the circumstance that it fails to fulfill any of the requirements set out in Clause II above, thereby binding the parties and their legal successors.

10.5 APPLICABLE LAWS

This Indenture is governed by the Laws of the Federative Republic of Brazil.

10.6 JURISDICTION

The city of Rio de Janeiro, in the state of Rio de Janeiro has been chosen as the jurisdiction for settling any doubts or controversy arising in relation to this Indenture, with the waiving of any other jurisdiction, however more privileged it may be.

This page is an integral part of the Private Indenture for a Public Primary Offering of Simple, Non-Convertible Debentures, Issued in Two Subordinated Series, against the Unsecured Debt of Telemar Norte Leste S.A.

The parties thus being certain and in agreement, do hereby sign 4 (four) identical copies of the present instrument, together with the 2 (two) witnesses present, whose names appear below.

                          Rio de Janeiro, March 9, 2006

TELEMAR NORTE LESTE S.A.


-------------------------------------   ----------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Position:                               Position:
          ---------------------------             ------------------------------


PLANNER TRUSTEE DTVM LTDA.


-------------------------------------   ----------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Position:                               Position:
          ---------------------------             ------------------------------


Witnesses:


-------------------------------------   ----------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
CPF:                                    CPF:
     --------------------------------        -----------------------------------


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